Sidhu ADVISORS FDT, LLC


                                                                    Jay S. Sidhu
                                                          Chief Executive Office
                                                              cell (610)301-6476
                                                        jsidhu@sidhuadvisors.com



                                 August 11, 2008


Board of Directors
Federal Trust Corporation
312 West 1st Street
Sanford, FL  32771

Re:  Non-binding Letter of Intent

Gentlemen:

     Sidhu Advisors FDT, LLC is sending this letter as an indication of interest in order to allow Sidhu Advisors FDT, LLC or a newly formed affiliate thereof ("Sidhu") to determine the attractiveness of entering into a transaction with Federal Trust Corporation ("FDT"). Sidhu is pleased to submit this non-binding letter of intent (this "Letter Agreement") outlining its interest in FDT, all on the terms and subject to the conditions described below.

     1. Transaction. By this Letter Agreement, Sidhu indicates its interest in entering into a definitive agreement (the "Transaction Agreement") for an investment, acquisition or similar transaction whereby Sidhu will invest (or otherwise expend) at least $30 million in FDT (collectively, the "Transaction") following the completion of a review, satisfactory to Sidhu in its sole discretion, of the business, operations, assets, financial condition, results of operation, prospects, asset values, and liabilities of FDT and its subsidiary. The Transaction Agreement or related documents will contain representations, warranties, covenants, conditions to the parties' obligations thereunder, and other provisions mutually agreeable to the parties which are customary for a transaction of the sort, size and character contemplated by the parties, including, without limitation, the following:

     o conditions precedent providing that completion of the Transaction is subject to the approval of FDT's stockholders and FDT's primary regulator;

     o  the irrevocable  agreement by each member of FDT's board of directors to
        (i) recommend the Transaction to FDT's stockholders, and (ii) vote shares of FDT stock beneficially owned by such director, at a stockholders' meeting duly convened to consider the Transaction, in favor of the Transaction; and

     o a non-solicitation agreement, as well as a termination fee payable to Sidhu in certain circumstances.

     2. Standby Purchase Agreement. During the Term (defined below) of this Letter Agreement, neither party shall terminate the Standby Purchase Agreement, dated May 12, 2008, between FDT and Sidhu.


485 Madison Avenue   The Center City Executive Centre       511 Granada Drive
    20th Floor             607 Washington Street           Palm Coast, FL 32137
New York, NY 10022           Reading, PA 19601                (386) 446-1508
  (212) 537-0418              (610) 478-2310

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SidhuAdvisors
Board of Directors
Federal Trust Corporation
August 11, 2008
Page 2


     3. Notice. FDT shall immediately inform Sidhu of any offers or inquiries from third parties regarding any possible merger, consolidation, sale of the capital stock of FDT or any of its affiliated entities, or the sale of all or substantially all of the assets of FDT or any of its affiliated entities (collectively, an "Acquisition Transaction"), including all details of such offer or inquiry. Before FDT accepts any offer or proposal or enters into an agreement for an Acquisition Transaction (collectively, the "Competing Proposal"), Sidhu shall have the right to enter into an Acquisition Transaction with FDT on the same terms and conditions contained in the Competing Proposal.

     4. Term. Unless otherwise extended by written agreement, this Letter Agreement shall remain in full force and effect until August 25, 2008, unless earlier terminated by (i) the execution of a definitive Transaction Agreement or
(ii) the mutual agreement of the parties (collectively, the "Term").

     5. Public Announcements. Any and all public announcements or releases related to this Letter Agreement or the Transaction by either party shall be approved by both parties prior to dissemination.

     6. Costs; Expenses. Each party shall bear its own legal, accounting, and other expenses relating to this proposed Transaction, except as provided otherwise in the Transaction Agreement.

     7. Access to Funding. Sidhu will have the financial resources available to it to complete its investment of at least $30.0 million in the Transaction, with no financing contingency in the definitive Transaction Agreement or other need to solicit funds to invest such amount after the execution of the definitive Transaction Agreement.

     8. Regulatory Applications. Sidhu agrees that it will use commercially reasonable efforts to file the requisite and appropriate control applications with FDT's primary regulator as soon as practicable following the execution of a definitive Transaction Agreement. To its knowledge, Sidhu is unaware of any reason, specific to Sidhu, why FDT's primary regulator will not approve the Transaction.

                              --------------------

     This Letter Agreement is subject, in all respects, to the negotiation, execution and delivery of the Transaction Agreement. This Letter Agreement is not intended by the parties hereto to create a legally binding obligation on the part of the parties and neither party shall be liable for any damages resulting from the failure to close the transactions contemplated hereby, except with respect to the provisions of Paragraphs 2 through 6 hereof, which shall be binding.

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SidhuAdvisors
Board of Directors
Federal Trust Corporation
August 11, 2008
Page 3

     If this letter accurately sets forth your understanding of our mutual intent, please sign this Letter Agreement where indicated below and return it to us.



                                         SIDHU ADVISORS FDT, LLC

                                         By \s\ Jay S. Sidhu
                                         --------------------------------------
                                         Jay S. Sidhu, Chief Executive Officer

Accepted this 11th day of
August, 2008, as to all
terms and conditions

FEDERAL TRUST CORPORATION

By \s\ Dennis T. Ward
   ------------------